DROVERS BANCSHARES CORPORATION

96 SOUTH GEORGE STREET, YORK, PENNSYLVANIA 17401



April 19, 1996




Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Drovers Bancshares Corporation to be held, Friday, May 24, 1996, at 2:00 p.m. at the Research and Administrative Services Center of The Drovers & Mechanics Bank, 915 Indian Rock Dam Road, York, Pennsylvania 17403.

The notice of meeting and Proxy Statement that appear on the following pages contain information about the matters which are to be considered at the meeting.

To ensure that your shares are represented at the Annual Meeting, please review the material and complete, sign, date and return promptly the proxy card in the enclosed envelope. Every shareholder's vote is important whether or not you are personally able to attend. If you do attend the meeting and wish to vote in person, you must give written notice thereof to the Secretary of the Company so that your proxy will be superseded by any ballot that you submit during the meeting.

Sincerely,

/s/ A. Richard Pugh

A. Richard Pugh
Chairman of the Board and
President

DROVERS BANCSHARES CORPORATION

96 SOUTH GEORGE STREET, YORK, PENNSYLVANIA, 17401
















NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 1996


TO THE SHAREHOLDERS OF DROVERS BANCSHARES CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of DROVERS BANCSHARES CORPORATION (the "Company") will be held on Friday, May 24, 1996, at 2:00 p.m. at the Research and Administrative Services Center of The Drovers & Mechanics Bank, 915 Indian Rock Dam Road, York, Pennsylvania 17403, for the following purposes:

1. To elect five (5) Directors for a four-year term expiring in 2000 and until their successors are elected and qualified. The nominees of the Company's Board of Directors are named in the accompanying Proxy Statement.

2. To ratify the selection of Harry Ness & Company to serve as independent certified public accountants for the Company for the year ending December 31, 1996.

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed April 5, 1996 as the record date for the meeting and only shareholders of record at the close of business on such date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

You are cordially invited to attend the meeting. In order to assure your representation at the meeting, please mark, sign, date and return your proxy as promptly as possible. An envelope which requires no postage if mailed in the United States is enclosed for this purpose. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the Company.

By Order of the Board of Directors

/s/ George L.F. Guyer, Jr.

George L.F. Guyer, Jr.
Secretary
York, Pennsylvania
April 19, 1996

















DROVERS BANCSHARES CORPORATION
Proxy Statement For the Annual Meeting Of Shareholders
To Be Held on May 24, 1996
INTRODUCTION



This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation by the Board of Directors of DROVERS BANCSHARES CORPORATION (the "Company"), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on Friday, May 24, 1996, at 2:00 p.m. at the Research and Administrative Services Center of The Drovers & Mechanics Bank, 915 Indian Rock Dam Road, York, Pennsylvania 17403. The expense of soliciting proxies will be borne by the Company. In addition to the use of the mails, certain officers and other employees of the Company may solicit proxies personally or by telephone but will receive no special compensation for performing this service. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their expenses.

A shareholder who returns a proxy may revoke the proxy at any time before it is voted only: (1) by giving written notice of revocation to George L.F. Guyer, Jr., Secretary, Drovers Bancshares Corporation at 96 South George Street, York Pennsylvania 17401; (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Company; or (3) by voting in person after giving written notice to the Secretary of the Company.

This Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Company on or about April 19, 1996.

Shares represented by proxies on the accompanying Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted FOR the nominees and proposals named in the accompanying Proxy. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person, after giving written notice to the Secretary of the Company.

Only shareholders of record at the close of business on April 5, 1996 are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 2,243,529 common shares of the Company outstanding, each of which will entitle the holder thereof to one vote at the Annual Meeting. In the election of Directors, each shareholder, or his duly authorized proxy, will have the right to vote the number of shares owned by him for each of the five (5) Directors to be elected. There are no cumulative voting rights.

The Company's annual report for the year ended December 31, 1995 was previously mailed to shareholders of record. It is not to be regarded as proxy solicitation material.











ELECTION OF DIRECTORS

At the Annual Meeting, five Directors of the Company are to be elected, each Director to hold office for a four-year term expiring in 2000 and until his or her successor shall have been elected and qualified. Shares represented by properly executed proxies in the accompanying form will be voted for the nominees named below unless authority to vote is withheld by instructions. The persons receiving a plurality of the votes cast will be elected as Directors. The Board of Directors has no reason to believe any of the nominees will be unable to serve as a Director. In the event, however, of the death or unavailability of any nominee or nominees, the Proxy to that extent will be voted for such person or persons as the Board of Directors may recommend unless the Board of Directors reduces the size of the Board.
The following table provides information as of April 5, 1996, concerning the nominees and continuing Directors, including their principal occupations during the past five years. All of the nominees are presently members of the Board of Directors of the Company. Each Director of the Company also serves as a Director of the Company's wholly-owned bank subsidiary, The Drovers & Mechanics Bank (the "Bank").

                                                  Common Shares     Percent of
Name and Principal Occupation          Director   Beneficially    Total Shares
For Past Five Years             Age      SinceF1     OwnedF2       Outstanding

NOMINEES FOR A FOUR-YEAR TERM EXPIRING IN 2000:

J. Samuel Gregory                 65       1978       4,859             *
     Chairman and CEO, AAA
     Southern Pennsylvania
     (Insurance, Travel and
     Member Services)

Daniel E. Hess                    64       1982       5,804             *
     President, Hess
     Management, Inc.
     (Management Consultant)

Herbert D. Lavetan                66       1979       64,298        2.86%
     Director, Lavetan &
     Associates, Inc. (Postal,
     Business and
     Communications Services);
     formerly retired

L. Doyle Ankrum                   67       1979        4,227F3          *
     Retired

Robert H. Stewart, Jr.            56       1987       52,451F4      2.33%
     President, York Building
     Products Co., Inc.
     (Concrete Masonry Units,
     Crushed Stone-Bituminous
     Concrete)








INFORMATION REGARDING CONTINUING DIRECTORS
TERMS EXPIRING IN 1997:

Richard M. Linder                 65       1976          16,080F5       *
     Retired; formerly Chairman
     of the Company and the
     Bank until March 1996;
     formerly Chairman and
     Chief Executive Officer of
     the Company and the Bank
     until July 1994

Frank MotterF6                    68       1975       23,222        1.03%
     Chairman of the Board &
     President, Motter Printing
     Press Co. (Web-Fed Printing
     Equipment); formerly
     Executive Vice President,
     KBA-Motter Corp. until
     December 1991

Robert L. Myers, Jr.              67       1968      17,958F7           *
     President, John H. Myers &
     Son, Inc. (Lumber &
     Building Supplies)

A. Richard Pugh                   55       1990      16,869F8           *
     Chairman of the Board and
     President of the Company
     and the Bank; formerly
     President and Chief
     Executive Officer of the
     Company and the Bank
     until March 1996

TERMS EXPIRING IN 1998:

John U. Wisotzkey                 66       1962       3,901             *
     Chairman of the Board, The
     Maple Press Company
     (Printer)

Harlowe R. Prindle                53       1982       13,179            *
     President, York Auto Parts
     Co., Inc.
















Basil A. Shorb, III               50       1993      46,618F9       2.07%
     President, Helm Coal
     Corporation (Holding
     Company Providing
     Management Services to Six
     Wholly-Owned Subsidiaries
     Engaged in Steel
     Fabrication, Highway Sign
     Manufacturing and Specialty
     Construction)

Delaine A. Zimmer                 52       1995        214              *
     Executive Vice President
     and Chief Operating
     Officer, Tighe Industries,
     Inc. (Manufacturers,
     Designers and Marketers of
     Dance Costumes, Dance
     Apparel and Gymnastic
     Apparel)

TERMS EXPIRING IN 1999:

D. John SparlerF10                47       1984       132,429F11    5.90%
     President, Treasurer and
     Chief Operating Officer,
     Yorktowne Paper Mills, Inc.
     (Paperboard and Paperboard
     Products); formerly
     Executive Vice President
     and Treasurer until
     December 1991

David C. McIntosh                 67       1985         5,141F12        *
     President, MCD
     Technologies, Inc.
     (Industrial Product
     Research); formerly
     President, Market Access,
     Inc. until May 1994

Josephine D. AppellF6             72       1985         6,081           *
     Chairman of the Board &
     Secretary, York Blue Print
     Co., Inc.

George W. Hodges                  45       1994          2,126F13       *
     President, The Wolf
     Organization, Inc.
     (Distributors of Lumber &
     Building Supplies)










DIRECTOR EMERITUS:

Daniel J. SparlerF10              78       1963         154,929F14  6.90%
     Chairman & Chief
     Executive Officer,
     Yorktowne Paper Mills, Inc.
     (Paperboard & Paperboard
     Products); formerly
     Chairman, President &
     Chief Executive Officer
     until December 1991

All Directors and Executive
Officers as a Group (24 persons)                     586,042F15    26.12%

* = Less than 1%

Footnotes
F1.  Includes period served as Director of Bank.
F2. Except as otherwise noted, the persons listed possess sole voting and investment power or share voting and investment power with their spouse.
F3.  Includes 3,165 shares owned by his wife.
F4. See footnote number 3 under Share Ownership of Certain Beneficial Owners. F5. Includes 42 shares owned by his wife, 156 shares held by his wife in nominee name, 1,522 held by him in nominee name and 3,745 shares which Mr. Linder has the right to acquire (at a present exercise price of $21.96 per share for 3,745 shares under options granted on November 23, 1994) upon exercise of stock options granted pursuant to the Company's 1985 Incentive Stock Option Plan.
F6. Mr. Motter and Mrs. Appell are also Directors of York Water Company (a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934).
F7. Includes 1,597 shares owned by his wife and 8,751 shares held by the Elsbeth M. Myers Trust, of which he is a trustee sharing investment and voting authority.
F8. Includes 108 shares held by him in nominee name, 80 shares owned by his children for which he is custodian and 16,117 shares Mr. Pugh has the right to acquire (at a present exercise price of $12.64 for 7,022 shares under options granted on December 19, 1990, $21.96 for 3,745 shares under options granted on November 23, 1994 and $20.21 per share for 5,350 shares under options granted on May 22, 1995) upon exercise of stock options granted pursuant to the Company's 1985 Incentive Stock Option Plan.
F9. Includes 14,441 owned by his wife, 2,944 shares owned by his son for which he is custodian, 2,937 shares owned by his son for which his wife is custodian and 24,635 shares held by Helm Coal Company of which his wife is a partner sharing voting and investment authority.
F10.  Daniel J. Sparler and D. John Sparler are father and son.
F11. Includes 125,524 shares owned by Yorktowne Paper Mills, Inc. of which he is President, Treasurer and Chief Operating Officer and possesses sole voting and investment authority in the absence of the Chairman and Chief Executive Officer.
F12. Includes 1,555 shares held by him in nominee name and 83 shares held by his wife in nominee name.
F13.  Includes 1,858 shares owned by his wife.
F14. Includes 11,345 shares owned by his wife and 125,524 shares owned by Yorktowne Paper Mills, Inc. of which he is Chairman and Chief Executive Officer and possesses sole voting and investment authority in the absence of the President, Treasurer and Chief Operating Officer.
F15. Shares owned by Yorktowne Paper Mills, Inc. are only included once. Beneficial ownership is as of April 5, 1996.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

There are no persons known to the Company who beneficially own more than five percent (5%) of the Company's outstanding common shares, except as disclosed in the following chart:


Name & Address             Number of Shares      Percentage of Outstanding
Of Beneficial Owner       Beneficially Owned         Common Stock Owned

D. John Sparler             132,429F1                       5.90%
1520 Dunster Road
York, PA  17403

Daniel J. Sparler           154,929F2                       6.90%
731 Carroll Road
York, PA  17403

Robert H. Stewart, Jr.       52,451F3                       2.33%
R.D. #4
Spring Grove, PA  17362


FOOTNOTES
F1.  See footnote number 11 under Election of Directors.
F2.  See footnote number 14 under Election of Directors.
F3. Previously, 165,017 shares of the Company were owned by Stewart Associates, a general partnership in which Mr. Stewart is a 25% general partner. Effective October 25, 1995, these shares were distributed pro rata to each general partner.The general partners and some of their immediate family members filed, as a group, an Amended Schedule 13D, dated October 25, 1995, with the Securities and Exchange Commission. The Schedule 13D disclosed that, while no member of such group beneficially owns or has power to vote more than 5% of the Company's shares, as a group such persons beneficially own, or have the power to vote or dispose of 14.67% of the Company's issued and outstanding shares. Such amount includes 11,689 shares held by the York Building Products Profit Sharing Plan, in which Mr. Stewart is a participant. The number of shares beneficially owned by Mr. Stewart include his pro rata distribution from Stewart Associates, and 920 shares as his portion of the York Building Products Profit Sharing Plan.


ADDITIONAL INFORMATION

During 1995, the Boards of Directors of the Bank and the Company met 12 and 11 times, respectively. The Company has no committees. The Bank has Executive, Audit, Nominating and Personnel Committees. Other Committees are appointed as necessary to conduct the business of the Bank.













The Executive Committee, which met 12 times in 1995 during intervals between meetings of the Board of Directors, may exercise the authority of the Board in the management of the Bank's business to the extent permitted by law. As of December 31, 1995, this committee's members were Richard M. Linder (Chairman),
L. Doyle Ankrum, David C. McIntosh, Frank Motter, Robert L. Myers, Jr., A. Richard Pugh and John U. Wisotzkey.

The Audit Committee, which met 4 times in 1995, is responsible for recommending to the Board a firm of independent certified public accountants to conduct an annual audit of the books and accounts of the Company and its subsidiaries. The Board has adopted an Audit Committee Charter that designates the responsibilities of the Audit Committee in the areas of financial reporting, corporate governance and internal control. As of December 31, 1995, this committee's members were L. Doyle Ankrum (Chairman), George W. Hodges, Basil A. Shorb, III, D. John Sparler and Robert H. Stewart, Jr, and Delaine A. Zimmer.

The Nominating Committee is responsible for recommending candidates for Board membership. Shareholder nominations will be considered if made in writing and delivered to the Company's principal office not later than the seventh day following the day on which the notice of meeting was mailed. Nominations must contain the same information about each candidate as is required to be contained in the Company's Proxy Statement about management's candidates, the name and address of the notifying shareholder and the number of shares of the Company owned by the notifying shareholder. The committee met 4 times in 1995. As of December 31, 1995, the committee's members were J. Samuel Gregory (Chairman), Josephine D. Appell, George W. Hodges, Herbert D. Lavetan, David C. McIntosh and Frank Motter.

The Personnel Committee, which met 5 times in 1995, is responsible for serving in an advisory and consulting capacity to management in the development, implementation and/or assessment of personnel policies, employee benefit issues, organizational and succession planning and compensation and benefit programs. The committee reviews and recommends for Board approval the election and re-evaluation of vice presidents and above, and their compensation. As of December 31, 1995, the committee's members were John U. Wisotzkey (Chairman), Frank Motter, Robert L. Myers, Jr. and L. Doyle Ankrum.

During 1995 all of the Directors of the Bank and of the Company attended at least 75% of the aggregate of all meetings of the respective Boards and committees on which they served, except Basil A. Shorb, III.


EXECUTIVE COMPENSATION

Company officers, all of whom are also officers of the Bank, do not receive compensation from the Company. The following table shows information concerning the annual compensation paid by the Bank for services in all capacities to the Company and the Bank for the fiscal years ended December 31, 1995, 1994 and 1993 of those persons who were, at December 31, 1995, Chairman and President and Chief Executive Officer. No other executive officers of the Company or the Bank received a total annual salary and bonus exceeding $100,000.










SUMMARY COMPENSATION TABLE

Annual Compensation

Name and                                                   Other Annual
Principal Position           Year  Salary($)  Bonus($)   Compensation($)F1

Richard M. Linder,           1995   215,000    21,500            --
Chairman F4                  1994   200,000    18,000            --
                             1993   192,000    23,040            --

A. Richard Pugh,             1995   175,000    17,500            --
President and                1994   152,557    13,720            --
Chief Executive              1993   122,000    14,640            --
Officer F4


Long-Term Compensation
                               Awards                      Payouts
                                      Securities
                                      Underlying
Name and            Restricted Stock    Options      LTIP         All Other
Principal Position     Awards($)     SARs(#)F2  Payouts($)   Compensation($)F3

Richard M. Linder,        0             5,350           0           2,302
Chairman F4               0             3,500           0           2,062
                          0                 0           0           2,248

A. Richard Pugh,          0             5,350           0           2,297
President and             0             3,500           0           1,687
Chief Executive           0                 0           0           1,359
Officer F4


FOOTNOTES
F1. Perquisites and other personal benefits which do not exceed the lesser of $50,000.00 or 10% of total annual salary and bonus are excluded.
F2.  Includes effect of stock dividend paid in November 1995.
F3. Amounts shown represent contributions by the Bank to the Bank's Salary Deferral Plan, described in pages 31-14 of this Proxy Statement.
F4. Mr. Pugh succeeded Mr. Linder as Chairman of the Board, effective March 1, 1996.



















OPTION/SAR GRANTS AND EXERCISES AND FISCAL YEAR-END VALUES

Shown below is information with respect to options granted in 1995 pursuant to the Company's 1995 Incentive Stock Option Plan and unexercised options to purchase the Company's common stock granted in years prior to 1995 under the Company's 1985 Incentive Stock Option Plan to the named officers and held by them at December 31, 1995.

OPTION GRANTS IN LAST FISCAL YEAR

                          Percent of                Potential Realizable Value
             Number of      Total                      at Assumed Annual Rate
             Securities  Options/SARs                          of Stock Price
             Underlying   Granted to   Exercise or            Appreciation for
            Options/SARs Employees in   Base Price Expiration   Option Term
Name           Granted    Fiscal Year   ($/Share)    Date    0%    5%      10%

Richard M. Linder, 5,000    20%       $21.625   05/22/2005 0  68,000   172,319
 Chairman F2

A. Richard Pugh,   5,000    20%       $21.625   05/22/2005 0  68,000   172,319
 President and Chief
 Executive Officer F2


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL-YEAR-END OPTION VALUES


                                   Number of Securities,  Value of Unexercised
                                   Underlying Unexercised      in-the-money
                                 Options/SARs at Fiscal Options/SARs at Fiscal
                                      Year-End (#)           Year-End ($)
        Shares Acquired                  Exercisable/           Exercisable/
Name      on Exercise(#) Value Realized($) UnexercisableF1       Unexercisable

Richard M. Linder, 0        $0.00        11,685/2,675    $45,632.80/$8,479.75
 Chairman F2

A. Richard Pugh,   0        $0.00        13,442/2,675    $80,732.46/$8,479.75
 President and Chief
 Executive Officer F2


FOOTNOTES
F1.  Includes effect of stock dividend paid in November 1995.
F2. Mr. Pugh succeeded Mr. Linder as Chairman of the Board, effective March 1, 1996.













Change in Control Agreements

The Company and the Bank have entered into agreements with Messrs. Linder and Pugh (the "Executives") providing that in the event of the termination of the Executives' employment (other than for cause) with the Company or the Bank under certain circumstances following a change in control of the Company or the Bank, the Executives will be entitled to additional compensation. A "change in control" is defined to include an acquisition of 25% or more of the outstanding voting securities of the Company or the Bank; a merger or consolidation of the Company or the Bank if, as a result of the transaction, less than 75% of the voting securities of the surviving corporation are owned by the former shareholders of the Company or the Bank, other than affiliates of any party to the merger or consolidation; a sale of substantially all of the assets of the Company or a change in a majority of the Directors of the Company or the Bank during any two-year period. Each agreement provides for the payment of the Executive's full compensation for three years (subject to reduction by one-half of the amount of any base annual salary from any new employment); a lump sum payment of 40% of his annual salary at the time of termination; continuation of benefits for up to three years; continuation of benefits under the Supplemental Retirement Plan described under Pension
Plan; and an acceleration of the right to exercise his current options under the Company's Stock Option Plans.

Pension Plan

The Bank maintains a qualified pension plan covering all full-time employees of the Bank who are at least 21 years of age and who have completed one year of service with the Bank. Participants become fully vested in the plan after 5 years of service. Each participant in the plan is entitled to a monthly benefit commencing at the participant's normal retirement date, assuming the participant has attained at least age 65 and has completed five years of participation, and continuing for life, with payments guaranteed for the first 120 months. Benefit amounts for a fully-vested participant equal 33% of the participant's average monthly pay if the participant has 15 or more years of service, plus .58% of average monthly pay in excess of the Social Security Integration level as outlined in Table I Covered Compensation multiplied by years of service at normal retirement up to a maximum of 25 years. Average monthly pay is based upon the 5 plan years preceding the normal retirement date. The Bank's contributions to the pension plan are determined on an actuarial basis for all participants.

The following chart illustrates the estimated annual benefits payable upon retirement to persons in specified salary and service classifications, assuming retirement at age 65 during 1996. For this purpose, the Social Security integration level assumed is $27,576.


                                   ANNUAL RETIREMENT BENEFIT FOR
FINAL AVERAGE                       YEARS OF SERVICE INDICATED
COMPENSATION              15 YEARS            25 YEARS            35 YEARS

$ 75,000                  $ 28,876           $  31,626           $  31,626
 100,000                    39,301              43,501              43,501
 125,000                    49,726              55,376              55,376
 150,000                    60,151              67,251              67,251
 175,000                    60,151              67,251              67,251
 200,000                    60,151              67,251              67,251
 225,000                    60,151              67,251              67,251




The Omnibus Budget Reconciliation Act of 1993 (OBRA '93) has placed the limit on compensation which may be taken into account under a defined benefit plan reducing it from $235,840 in 1993 to $150,000 beginning in 1994. This new limit will increase with inflation, but only when inflation permits a full $10,000 increase. Only future accruals will be affected by the $150,000 compensation limit.

As of January 1, 1996, Richard M. Linder and A. Richard Pugh were credited with 21 and 14 years of service, respectively. (Richard M. Linder retired as of March 1, 1996).

The Bank has also adopted a Supplemental Pension Plan for Mr. Linder. Pursuant to such Plan, as of March 1, 1996, Mr. Linder is receiving payments which, when added to his pension under the Bank's pension plan and the primary Social Security amount, increase his pension benefits to 65% of his final compensation as determined under the Bank's pension plan. The Bank adopted a Supplemental Pension Plan for Mr. Pugh on January 1, 1995 which contains substantially similar terms as Mr. Linder's Supplemental Pension Plan except that, under Mr. Pugh's Plan, Mr. Pugh will be entitled to payments which increase his pension benefits to 65% of his highest annual average compensation in three of his last five years as an employee of the Bank.

Salary Deferral Plan

The Bank has a Salary Deferral Plan ("Plan") for employees who have completed 1 year of service, attained the age of 21 and receive eligible credit for each year of service in which they complete at least 1,000 hours. Eligible employees are permitted to make, by means of payroll deductions, annual contributions up to the annual maximum of their gross compensation as determined from time to time by Internal Revenue Service regulations. These contributions constitute a salary reduction for Federal income tax purposes until distribution from the Plan. The Bank will contribute an amount equal to 25% of the first 6% of these contributions allocated to each participating employee in proportion to their contribution. The amount of contribution made by the Bank is fully vested in each participating employee. All contributions are invested in either a principal stabilization fund, fixed income fund or equity fund as directed by the participant. Investment earnings and Bank contributions are not subject to Federal income tax until distributed to the participant. The benefits are generally payable following retirement, disability, death, hardship or






















termination of employment; however, in the event of a voluntary withdrawal for hardship, the amount is limited to the amount of voluntary employee contributions to date. The Bank's matching contribution for the plan year 1995 to Richard M. Linder and A. Richard Pugh are included in the Summary Compensation Table.

Compensation Committee Interlocks and Insider Participants. There are no interlocks between Officers of the Company and compensation committees and boards of directors of other companies with which the Directors of the Company are affiliated.

REPORT ON EXECUTIVE COMPENSATION

The Company does not have a Compensation Committee. The Personnel Committee of the Bank, composed of outside Directors, none of whom has interlocking relationships with Company executives, conducts a full review each year of the executive compensation programs. The committee is responsible for making recommendations to the Board with respect to the Bank's executive compensation programs. The executive compensation programs are designed to attract, retain and motivate the broad based executive talent required to achieve the Company's business objectives and increase shareholder value. The committee recommends to the Board the compensation for the Company's Chairman, Richard M. Linder and the Company's Chief Executive Officer and President, A. Richard Pugh. The counsel of Mr. Linder and Mr. Pugh is solicited by the committee prior to the committee's compensation recommendations to the Board for the other executive officers.

As the Bank has grown, the Committee has attempted to become more sophisticated in its methods of determining executive compensation. In this regard, the element of corporate performance now supplements individual performance and compensation paid by similarly situated institutions as a factor in determining executive compensation. Corporate performance is used as the sole factor in determining annual incentive compensation and is also used, to a lesser degree, to establish base salaries for senior officers. In the area of annual incentive compensation, corporate performance is measured by a formula based on return on average assets. The Committee believes corporate performance is more appropriate than its stock price as a supplemental measure for determining executive compensation in terms of base salaries and annual incentive compensation. The Company's stock is fairly thinly traded with a limited number of market makers and thus the price of the Company's stock sometimes moves independently of the Company's performance and other market factors and therefore the Committee believes that short-term movements in its stock price are not necessarily indicative of the stock's value. However, in order to encourage management to pursue policies which will enhance long-term shareholder value, the Committee believes that the use of stock options is an effective long-term incentive compensation method. Thus, to the extent stock options are part of a particular executive's compensation package, the overall level of the executive's compensation is tied to the long-term performance of the Company's stock.

In 1993, the Committee and management retained an employee benefit consultant to further refine the process of determining executive compensation and, specifically, to take into consideration compensation packages at comparable institutions and corporate performance in the process. As a result of its work with the consultant, the Committee reviews, on an annual basis, the data provided.




by specific surveys on competitive salary and the compensation practices of financial institutions of similar asset size (i.e. institutions of between $200 million and $500 million in asset size) particularly in the Mid-Atlantic region and nationally. During the past fiscal year, the Committee continued the recent trend of viewing executive compensation as a whole rather than focusing on individual elements. Thus, the Committee has attempted to design compensation packages for individual executive officers by using different components and weighing these components differently in individual cases.

The Bank's executive compensation program has three main components:

Base Salary. Base salaries for executive officers are determined by evaluating the responsibilities of the position, the experience of the individual, the financial results of the Company and by reference to the competitive marketplace. Base salary adjustments are considered by the committee on an annual basis. Using the surveys mentioned above as a guide and based on the fact that the Company fits roughly in the middle of such marketplace in terms of asset size, the Committee uses average base salaries paid by companies in such marketplace to set an approximate range for the Company's base salaries, with seniority, individual performance and corporate performance determining actual base salaries. The base salary increases in 1995 over amounts determined in 1994 as a result of this process averaged approximately 6.8% which the Committee believes is consistent with the percentage increase in the industry. To arrive at the average annual increase of base salaries, the Committee considers the following three factors: (i) the Committee conducts a survey of certain South Central Pennsylvania banks to determine the average increase in base salaries expected by such banks for the upcoming year; (ii) the Company's employee benefit consultant provides an average annual increase of base salaries expected by banks of similar asset size on a national level; and (iii) the Committee determines the amount of increase which will be feasible in terms of the Company's budget.

In general, specific individual performance is weighted more heavily than corporate performance in determining base salaries of senior management. However, as responsibility increases, more emphasis is placed on corporate performance in setting an individual's base salary. For this purpose, corporate performance is measured using a number of factors, such as achievement of various budget goals, growth of the institution and peer group comparisons.

Annual Incentive Compensation. The annual incentive compensation program was designed to support and promote the pursuit of the Bank's organizational objectives and financial goals as defined in the Bank's strategic and financial plans. The program provides for the payment of an annual cash bonus to executive and certain key officers. The program is based on the Bank's return on assets. Bonuses are only paid to executive officers if the return on average assets equals or exceeds one percent (1%). The Committee considers a return on average assets of 1% as an appropriate minimum target for community banks such as the Bank. The Committee also believes that achieving this level of return on average assets indicates acceptable performance when viewed in the context of the Company's growing asset base. In a peer group analysis of 225 banks of between $300 million and $500 million in asset size in the United States, the Bank's return on average assets of 1.14% in 1994 (on which the 1995 annual incentive compensation payment was based) ranked it in the 42nd percentile of the peer group.







Assuming the 1% threshold is achieved, the bonus paid is determined by a percentage of salary with such percentage increasing as the return on average assets increases, e.g. the base amount of 5% of base salary at a 1% return on average assets is increased by a percentage point for each .04% increase in return on average assets over 1%.

Long-Term Incentive Compensation. Long-term incentive compensation opportunities are available to executives in positions with significant responsibilities, accountabilities and impact on long-term performance. Long-term incentive compensation has been and is anticipated to be made available in the form of stock options under the Company's Stock Option Plans. The Personnel Committee believes that stock option grants are an effective way to align the interests of the Company's executives with its shareholders by making a portion of an optionee's compensation dependent upon the long-term performance of the Company's stock. In the past, options had been granted only to the Company's two most senior executive officers. During 1995, options were granted to officers with the title senior vice president and above. In determining the number of options granted in 1995, the Committee considered information available to it regarding options granted by other public companies, and, in particular, banking institutions. The Committee has followed a policy to date of providing that only 50% of options granted are exercisable immediately. The Committee uses both objective and subjective methods of determining the amount of shares subject to future grants. Thus, it may consider such factors as the potential realizable value of particular options based on an assumed rate of appreciation in the price of the Company's stock, a desired level of ownership in the Company based on position in the Company, formula grants and individual performance. Stock option grants made to executive officers during fiscal year 1995 are included in Option Grant Table.

Chief Executive Officer Compensation. The Company and its Chief Executive Officer, A. Richard Pugh, have not entered into an employment agreement. Thus, the factors involved in establishing a compensation package for the Company's chief executive officer are similar to those noted above for all executives. However, the value of his compensation is more closely tied to corporate performance and the long-term performance of the Company's stock. Specifically, the chief executive's compensation is determined as follows:

Base Salary. In the case of the Company's Chief Executive Officer, corporate performance is weighted more heavily than individual performance for purposes of determining base salary. Thus, in 1995, the Committee emphasized the Company's achievement of its corporate performance goals and the new responsibilities of Mr. Pugh as successor to Mr. Linder in setting Mr. Pugh's salary as Chief Executive Officer. Mr. Pugh's year-end base salary for 1995 was $175,000 which reflects an approximate 9.3% increase in year-end base salary for 1994 due to his new duties as Chief Executive Officer and, to a lesser extent, corporate performance.

Annual Incentive Compensation. The Committee calculates Mr. Pugh's annual incentive compensation in accordance with the formula set forth above. Thus, Mr.Pugh receives such compensation only if the Company's return on average assets equals 1% or more. Mr. Pugh's annual incentive compensation for 1995 was $17,500.









Long-Term Incentive Compensation. Stock options are an important portion of the Chief Executive Officer's overall compensation package, particularly given the policy-making function of such position. The Committee believes linking a portion of the Chief Executive Officer's compensation to the long-term performance of the Company's stock encourages such officer to pursue policies which enhance long-term shareholder value. No stock options were granted under the Company's existing stock option plan in 1992 or 1993. In 1994 Mr. Pugh received stock options to purchase 3,500 shares, which represented 37% of all stock options granted in 1994. In 1995 Mr. Pugh received stock options to purchase 5,000 shares, which represented 20% of all stock options granted in 1995.

Personnel Committee:
  John U. Wisotzkey, Chairman
  L. Doyle Ankrum
  Frank Motter
  Robert L. Myers, Jr.


PERFORMANCE GRAPH

The following table compares the yearly change in the cumulative total shareholder return on the Company's common stock against the cumulative total return on the S&P 500 Stock Index and a Peer Group Index for the period of five fiscal years commencing January 1, 1991 and ended December 31, 1995. The shareholder return shown on the table below is not necessarily indicative of future performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                1990    1991    1992    1993    1994    1995
Drovers BancShares Corporation 100.00  103.90  136.59  175.49  183.62  226.08
Peer Group Index               100.00   98.99  128.13  177.02  198.80  222.85
S&P 500 Index                 100.00  126.31  131.95  141.25  139.08  186.52

The peer group for which information appears above includes the following companies: ACNB Corporation; Bryn Mawr Bank Corporation; CNB Financial Corporation; Century Financial Corporation; Citizens & Northern Corporation; Community Banks, Inc.; First West Chester Corporation; Franklin Financial Services Corp.; Hanover Bancorp, Inc.; Keystone Heritage Group, Inc.; Penn Security Bank & Trust Co.; PennRock Financial Services, Inc.; Pioneer American Holding Company and Sterling Financial Corporation. These companies were selected based on the following criteria: total assets between $275,000 million and $700,000 million; market capitalization greater than $40 million; and headquarters located in Pennsylvania.

Directors Fees

Each Director of the Bank, who is not an employee of the Bank, received an annual retainer of $7,500 in 1995 as compensation for services as a Director and for attending meetings of the Board and committees of the Board. Delaine A. Zimmer, who became a Director in April 1995, received a retainer of $4,666. Mahlon P. Leiphart, who retired in May 1995, received a retainer of $2,916.67. The Company pays no retainer.






Transactions with Management and Others

During 1995 some of the Directors and Executive Officers of the Company and of the Bank, members of their immediate families, and some of the companies with which they are associated, had banking transactions with the Bank in the ordinary course of the Bank's business and additional transactions may be expected to take place in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. The aggregate dollar amount of related party loans on December 31, 1995 was $14,155,000. During 1995, $46,869,000 of new loans were made to related parties and repayments totaled $49,730,000.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers and Directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers and Directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, if any, and written representations, if any, that no additional reports were required, the Company believes that during the year ended December 31, 1995, its Officers and Directors complied with all applicable
Section 16(a) filing requirements.

RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the ratification of the selection of Harry Ness & Company, Certified Public Accountants, of York, Pennsylvania, as the Company's independent public accountants for its 1996 fiscal year. The Company has been advised by Harry Ness & Company that none of its members has any financial interest in the Company. Ratification of Harry Ness & Company will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting. Harry Ness & Company served as the Company's independent certified public accountants for the 1995 fiscal year, assisted the Company and the Bank with the preparation of their federal and state tax returns, and provided assistance in connection with regulatory matters, charging the Bank for such services at its customary hourly billing rates. These non-audit services were approved by the Company's and the Bank's Board of Directors after due consideration of the effect of the performance thereof on the independence of the accountants and after the conclusions by the Company's and the Bank's Board of Directors that there was no effect on the independence of the accountants. A representative of the Company will be available to address appropriate questions concerning the annual report presented by the shareholders at the Annual Meeting.

In the event that the shareholders do not ratify the selection of Harry Ness & Company as the Company's independent public accountants for the 1996 fiscal year, another accounting firm may be chosen to provide independent public accountant audit services for the 1996 fiscal year.






THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF HARRY NESS & COMPANY AS THE AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1996.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than stated in the meeting notice. If any other matters should properly come before the meeting, however, the enclosed proxy confers discretion of the persons named therein to act on such matters.

Upon written request of any shareholder, a copy of the Company's report on Form 10-K for its fiscal year ended December 31, 1995, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities and Exchange Act of 1934, as amended, may be obtained without charge from the Company's Secretary, George L. F. Guyer, Jr., P. O. Box 2557, York, Pennsylvania 17405.

Shareholder Proposals for Next Annual Meeting

Any shareholder proposal for consideration at the Annual Meeting of Shareholders to be held in 1997 must be received by the Company at its principal offices, 96 South George Street, P. O. Box 2557, York, Pennsylvania 17405, no later than Friday, December 20, 1996, in order for it to be included in the Company's proxy materials. Submission by certified mail-return receipt requested is recommended.

                                           By Order of the Board of Directors

                                           /s/ George L.F. Guyer, Jr.

                                           George L. F. Guyer, Jr.
                                           Secretary



























DROVERS BANCSHARES CORPORATION
96 South George Street, York, Pennsylvania  17401

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby constitutes and appoints William H. Neff, Jr. and Timothy
P. Ruth, and each or any of them, with power of substitution in each, as proxies to represent the undersigned at the Annual Meeting of Shareholders of Drovers Bancshares Corporation (the "Company") to be held at the Research and Administrative Services Center of The Drovers & Mechanics Bank, 915 Indian Rock Dam Road, York, Pennsylvania 17403 on Friday, May 24, 1996 at 2:00 P.M., and at any adjournments or postponements thereof, and to vote the same number of shares, and as fully as the undersigned would be entitled to vote, if then personally present, upon any matter which may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR PROPOSAL 2. THE UNDERSIGNED HEREBY REVOKES ANY PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

(continued on reverse side)
1.  ELECTION OF DIRECTORS TO SERVE FOR A FOUR (4) YEAR TERM:

0 FOR all nominees   0 WITHHOLD     J. Samuel Gregory, Daniel E. Hess, Herbert
  listed (except       AUTHORITY    D. Lavetan, L. Doyle Ankrum, Robert H.
  as marked to         to vote for  Stewart, Jr.
  the contrary)        all nominees
                       listed

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
  NOMINEE'S NAME IN THE SPACE PROVIDED BELOW

2. RATIFICATION OF HARRY NESS & COMPANY TO SERVE AS CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1996:

0  For                   0  Against                   0 Abstain

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: ___________________________________, 1996


      ___________________________________
      Signature

      ___________________________________
      Signature if held jointly
(PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.)








(..continued)